                   NEWS RELEASE

Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2014
FIRST QUARTER FINANCIAL RESULTS

• First Quarter Sales Declined Slightly Compared to 2013 First Quarter
• Sales to Asia Continued at Record Levels
• Six-Month Backlog at September 27, 2013 was $58,053,000

RACINE, WISCONSIN—October 22, 2013— Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2014 first quarter ended September 27, 2013.

Sales for the first three months of fiscal 2014, declined to $66,426,000, from $68,793,000 for the same period last year.  The decrease in sales resulted from a lower level of business in both North America and Europe.  Offsetting this were higher shipments to customers in our Asian markets.  Sales to customers serving the global mega yacht market remained at historical lows in the quarter, while demand remained steady for equipment used in the industrial, and airport rescue and fire fighting (ARFF) markets.

Gross margin for the fiscal 2014 first quarter was 31.1 percent, compared to 28.2 percent in the fiscal 2013 first quarter.  The increase in fiscal 2014 first quarter gross margin was the result of a more profitable mix of business, primarily driven by increased shipments of pressure-pumping transmissions to China.

For the fiscal 2014 first quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 23.4 percent, compared to 24.2 percent for the fiscal 2013 first quarter.  ME&A expenses decreased $1,103,000 versus the same period last fiscal year. The decrease in ME&A expenses for the quarter relates to lower stock based and incentive compensation expenses, and controlled spending in the Company’s global operations.

The Company recorded a restructuring charge of $1,094,000, or $0.10 per diluted share, in the fiscal 2014 first quarter representing the incremental cost above the minimum legal indemnity for a targeted workforce reduction at the Company's Belgian operation, following finalization of negotiations with the local labor union.  The minimum legal indemnity of $708,000 was recorded in the fourth quarter of fiscal 2013, upon announcement of the intended restructuring action.

The effective tax rate for the first quarter of fiscal 2014 was 64.4 percent, which is significantly higher than the prior year rate of 46.4 percent.  Both years were significantly impacted by non-deductible losses in certain foreign jurisdictions that are subject to a full valuation allowance.  Adjusting for these non-deductible losses, the fiscal 2014 rate would have been 39.7 percent compared to 36.9 percent for the fiscal 2013 first quarter.  The increase in the fiscal 2014 rate was primarily driven by adjustments to tax on foreign earnings (Canada and Italy) recorded in the quarter.

Net earnings attributable to Twin Disc for the fiscal 2014 first quarter were $1,277,000, or $0.11 per diluted share, compared to earnings of $1,231,000, or $0.11 per diluted share, for the fiscal 2013 first quarter. Net earnings for the first quarter of fiscal 2014 includes out-of-period adjustments related to the correction of errors deemed immaterial to all periods impacted, which have the effect of increasing net earnings $69,000 ($437,000 pre-tax).

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $6,606,000 for the fiscal 2014 first quarter, compared to $5,266,000 for the fiscal 2013 first quarter.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “Our financial results remain under pressure due to a challenging North American pressure-pumping market.  Demand in this market remains weak, however we are optimistic about this market’s medium- and long-term growth prospects as well as significant pressure-pumping opportunities in Asia and potential in Latin America.  Our growing international footprint plays an important role in diversifying sales and allows us to respond more quickly to faster growing markets.  While sales were down in North America and Europe, we experienced double digit increases in shipments to customers in the Asia-Pacific region. As we have previously communicated, we are improving the cost structure of our European operations and during the fiscal 2014 first quarter we recorded an additional restructuring charge as a result of actions announced in the fiscal 2013 fourth quarter to increase profitability at our Belgian facility.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “Our balance sheet continues to be an asset and provides us with the financial flexibility to withstand near-term volatility in our financial results, while allowing us to invest in our business and take advantage of long-term opportunities.  During the quarter we generated free cash flow of $8,856,000 and ended the quarter with total debt, net of cash, of $773,000, compared to $6,429,000 at June 30, 2013.  Capital expenditures during the fiscal 2014 first quarter were $866,000 and we anticipate investing $10,000,000 to $15,000,000 in capital expenditures for fiscal 2014 as we continue to upgrade our facilities.”

Mr. Batten continued: “Our six-month backlog at September 27, 2013 was $58,053,000 compared to $66,765,000 at June 30, 2013 and $82,434,000 at September 28, 2012.  The six-month backlog reflects continued weakness in demand from the North American oil and gas market, which we anticipate will continue for the balance of fiscal 2014.  We are obviously disappointed in the time it has taken the North American pressure-pumping market to rebound and the impact this is having on our near-term financial results.  However, lead times for all of our forward production marine and industrial transmission units are now within a six-month window, so that we are able to react to any increase in demand and still have a positive impact on our second half of the year.  Globally the commercial marine market remains robust and we expect another strong year from customers in this market.  Other markets, including ARFF and North American industrial markets are expected to remain stable, while European and mega-yacht markets will remain depressed.  The Company continues to be well-positioned to grow as key end markets recover.  We remain focused on providing innovative and differentiating product and market development projects that will enhance our revenue and earnings prospects in the future.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Tuesday, October 22, 2013. To participate in the conference call, please dial 877-941-1427 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. October 22, 2013 until midnight October 29, 2013. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 4644540.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (In thousands, except per-share data; unaudited)
	Three Months Ended
	September 27, 2013	September 28, 2012
Net sales	$66,426	$68,793
Cost of goods sold	45,759	49,377
Gross profit	20,667	19,416
Marketing, engineering and administrative expenses	15,517	16,620
Restructuring of operations	1,094	-
Earnings from operations	4,056	2,796
Interest expense	254	306
Other (income) expense, net	(34)	127
Earnings before income taxes and noncontrolling interest	3,836	2,363
Income taxes	2,472	1,097

Net earnings	1,364	1,266
Less: Net earnings attributable to noncontrolling interest, net of tax	(87)	(35)
Net earnings attributable to Twin Disc	$1,277	$1,231
Earnings per share:
Basic earnings per share attributable to Twin Disc common shareholders	$0.11	$0.11
Diluted earnings per share attributable to Twin Disc common shareholders	$0.11	$0.11
Weighted average shares outstanding:
Basic	11,234	11,368
Diluted	11,240	11,446
Dividends per share	$0.09	$0.09

Net earnings	$1,364	$1,266
Other comprehensive income:
Foreign currency translation adjustment	1,880	1,264
Benefit plan adjustments, net	450	668
Comprehensive income	3,694	3,198
Comprehensive income attributable to noncontrolling interest	(87)	(35)
Comprehensive income attributable to Twin Disc	$3,607	$3,163

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA (In thousands; unaudited)
	Three Months Ended
	September 27, 2013	September 28, 2012
Net earnings attributable to Twin Disc	$1,277	$1,231
Interest expense	254	306
Income taxes	2,472	1,097
Depreciation and amortization	2,603	2,632
Earnings before interest, taxes, depreciation and amortization	$6,606	$5,266

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	September 27,	June 30,
	2013	2013
ASSETS
Current assets:
Cash	$24,062	$20,724
Trade accounts receivable, net	37,471	46,331
Inventories, net	103,106	102,774
Deferred income taxes	5,366	5,280
Other	11,807	13,363

Total current assets	181,812	188,472

Property, plant and equipment, net	61,106	62,315
Goodwill	13,319	13,232
Deferred income taxes	5,111	7,614
Intangible assets, net	3,079	3,149
Other assets	8,729	10,676

TOTAL ASSETS	$273,156	$285,458

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,664	$3,681
Accounts payable	17,344	20,651
Accrued liabilities	33,342	39,171

Total current liabilities	54,350	63,503

Long-term debt	21,171	23,472
Accrued retirement benefits	46,987	48,290
Deferred income taxes	2,723	2,925
Other long-term liabilities	3,542	3,706

Total liabilities	128,773	141,896

Twin Disc shareholders’ equity: Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	11,159	13,183
Retained earnings	184,372	184,110
Accumulated other comprehensive loss	(23,523)	(25,899)

	172,008	171,394
Less treasury stock, at cost (1,843,949 and 1,886,516 shares, respectively)	28,238	28,890

Total Twin Disc shareholders' equity	143,770	142,504

Noncontrolling interest	613	1,058
Total equity	144,383	143,562

TOTAL LIABILITIES AND EQUITY	$273,156	$285,458

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	Three Months Ended
	September 27, 2013	September 28, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1,364	$1,266
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	2,603	2,632
Restructuring of operations	1,094	-
Other non-cash changes, net	2,323	2,223
Net change in working capital, excluding cash and debt, and other	2,338	(4,039)
Net cash provided by operating activities	9,722	2,082

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(866)	(1,337)
Proceeds from sale of fixed assets	-	31
Other, net	-	(293)
Net cash used by investing activities	(866)	(1,599)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of notes payable	(14)	(88)
(Payments of) proceeds from long-term debt	(2,305)	6,935
Proceeds from exercise of stock options	-	129
Dividends paid to shareholders	(1,015)	(1,026)
Dividends paid to noncontrolling interest	(486)	(204)
Excess tax benefits from stock compensation	435	1,316
Payments of withholding taxes on stock compensation	(2,126)	(1,700)
Net cash (used) provided by financing activities	(5,511)	5,362

Effect of exchange rate changes on cash	(7)	(53)

Net change in cash and cash equivalents	3,338	5,792

Cash and cash equivalents:
Beginning of period	20,724	15,701

End of period	$24,062	$21,493

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